                                                                    EXHIBIT 12.1

                        ASSOCIATED MATERIALS INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS, EXCEPT RATIOS)

                                                          Twelve Months Ended December 31,             Three Months Ended March 31,
                                              -------------------------------------------------------  ----------------------------
                                               1997        1998        1999        2000        2001       2001 (a)     2002 (a)
                                              -------     -------     -------     -------     -------     --------     --------
Income (loss) before income tax expense       $22,613     $24,438     $33,528     $40,110     $41,320      (4,902)      (2,470)

Fixed Charges:
       Interest expense                       $ 9,795     $ 7,978     $ 7,108     $ 7,177     $ 7,172       1,754        1,754
       Portion of rents representative of
          interest factor                       3,904       4,016       4,337       4,842       5,893       1,353        1,586
       Amortization of debt                       398         295         275         274         274          68           68
                                              -------     -------     -------     -------     -------     -------      -------

       Total fixed charges                    $14,097     $12,289     $11,720     $12,293     $13,339     $ 3,175      $ 3,408
                                              =======     =======     =======     =======     =======     =======      =======

Earnings/(losses):                            $36,710     $36,727     $45,248     $52,403     $54,659     $(1,727)     $   938

Ratio of earnings to fixed charges                2.6         3.0         3.9         4.3         4.1          --           --
                                              =======     =======     =======     =======     =======     =======      =======

(a) The deficiency in the ratio of earnings to fixed charges is approximately $4.9 million and $2.5 million for the three months ended March 31, 2001 and 2002, respectively.